AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 2005

REGISTRATION NO. 333-105609

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

To

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSMERIDIAN EXPLORATION INCORPORATED

(Exact name of registrant as specified in its charter)

DELAWARE	397 N. Sam Houston Pkwy. E, Suite 300 Houston, Texas 77060 Telephone: (281) 999-9091 Facsimile: (281) 999-9094	76-0644935
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices)	(I.R.S. Employer Identification No.)

Transmeridian Exploration, Inc. 2003 Stock Compensation Plan
(Full title of the plan)

Earl W. McNiel

Vice President and Chief Financial Officer
Transmeridian Exploration Incorporated
397 N. Sam Houston Pkwy. E, Suite 300
Houston, Texas 77060
Telephone: (281) 999-9091
(Name and address of agent for service)

Copy to:
Robert C. Beasley, Esq.
Weycer, Kaplan, Pulaski & Zuber, P.C.
Telephone: (713) 961-9045
Facsimile: (713) 961-5341

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share		Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.0006 per share	2,500,000	(1)	$2.13	(2)	$5,325,000	$626.75

(1)                                  These 2,500,000 shares represent additional shares for issuance under the Registrant’s 2003 Stock Compensation Plan, originally the subject of the Registrant’s Form S-8 Registration Statement filed on May 28, 2003, bearing SEC File No. 333-105609.

(2)                                  This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933 and is calculated on the basis of the closing price of the Registrant’s Common Stock as of July 18, 2005, on the American Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information

The contents of the Form S-8 Registration Statement, Registration No. 333-105609, filed on May 28, 2003, by Transmeridian Exploration Incorporated (the “Company” or the “Registrant”), relating to the Company’s 2003 Stock Compensation Plan (the “Plan”),are incorporated herein by reference.   This Post-Effective Amendment No. 2 to such Registration Statement relates to the registration of an additional 2,500,000 shares of the Company’s Common Stock pursuant to such Plan.

Item 2.    Registrant Information and Employee Plan Annual Information.

The Company shall provide each employee, officer, director and consultant covered by this registration statement, without charge, upon their written or oral request, the documents incorporated by reference herein in Item 3 of Part II of this registration statement. The Company shall also provide the employee, officer, director and consultant, without charge, upon their written or oral request, with all other documents required to be delivered to participants, pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Company at its place of business as reflected in this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are hereby incorporated herein by reference:

1.  The Company’s Annual Report for the year ended December 31, 2004, as filed on Form 10-K on March  16, 2005, as amended by Form 10-K/A as filed on April 21, 2005.

2.  The Company’s Current Reports on Form 8-K filed on May 20, 2005 and April 13, 2005, pursuant to Section 15(d) of the 1934 Act.

3.  The Company’s Quarterly Report for the quarter ended March 31, 2005 as filed on Form 10-Q on May 9, 2005.

4.   The Company’s Definitive Schedule 14A filed on April 8, 2005.

5.   The description of the Common Stock contained in the Company’s registration statement on Form SB-2 filed under the Securities Act of 1933 and declared effective on November 7, 2001, including any amendment or report filed for the purpose of updating such description.

6.   The Company’s Registration Statement on Form 8-A12B declared effective by the Commission on March 15, 2005.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interest of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

The Certificate of Incorporation and By-laws of the Company provide that the Company shall indemnify to the fullest extent permitted by Delaware law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct i.e., such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, the Certificate of Incorporation provides for the elimination, to the extent permitted by Delaware law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”) may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.     The following exhibits are attached to this Registration Statement:

Exhibit No.	Description of Exhibit
4.1	Amended and Restated 2003 Stock Compensation Plan*

5.1	Legal Opinion of Weycer, Kaplan, Pulaski & Zuber, P.C.*
23.1	Consent of Weycer, Kaplan, Pulaski & Zuber, P.C. (included in 5.1)*
23.2	Consent of John A. Braden & Company, P.C.*
23.3	Consent of Ryder Scott Company, L.P.*

* Filed herewith.

Item 9.            Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(b)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(c)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by this paragraph is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)  To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by Item 310(b) of Registration S-B is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6)  To deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given, a copy of the Registrant’s annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the registration shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the Registrant has ended within 120 days prior to the use of the prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each such employee.

(7)  To transmit or cause to be transmitted to all employees participating in the Plans who do not otherwise receive such material as stockholders of the Registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on  July 19, 2005.

/s/ Lorrie T. Olivier
Lorrie T. Olivier
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Lorrie T. Olivier	Chairman of the Board, President, and Chief Executive	July 19, 2005
Lorrie T. Olivier	Officer (Principal Executive Officer)

/s/ Earl W. McNiel	Vice President and Chief Financial Officer (Principal	July 19, 2005
Earl W. McNiel	Financial and Accounting Officer)

/s/ Phillip J. McCauley	Director	July 19, 2005
Phillip J. McCauley

/s/ Dr. J. Fernando Zuniga y Rivero	Director	July 19, 2005
Dr. J. Fernando Zuniga y Rivero

/s/ James H. Dorman	Director	July 19, 2005
James H. Dorman

/s/ George E. Reese	Director	July 19, 2005
George E. Reese

/s/ Marvin R. Carter	Director	July 19, 2005
Marvin R. Carter

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Amended and Restated 2003 Stock Compensation Plan*

5.1	Legal Opinion of Weycer, Kaplan, Pulaski & Zuber, P.C.*
23.1	Consent of Weycer, Kaplan, Pulaski & Zuber, P.C. (included in 5.1)*
23.2	Consent of John A. Braden & Company, P.C.*
23.3	Consent of Ryder Scott Company, L.P.*

*  Filed herewith.